Exhibit 23.2
Consent of Independent Petroleum Engineers
               We consent to the use in the Annual Report of NGAS Resources, Inc. on Form 10-K for the year ended December 31, 2010 of certain information from our report dated January 21, 2011 relating to our estimates of the proved oil and gas reserves and future net cash flows from the properties of Daugherty Petroleum, Inc., a summary of which is filed as Exhibit 99.1 thereto, and to the reference to our firm in the Annual Report of NGAS Resources, Inc. on Form 10-K for the year ended December 31, 2010.

WRIGHT & COMPANY, INC.
By:	/s/ D. Randall Wright
D. Randall Wright,
President

Brentwood, Tennessee
March 1, 2011